UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              CHENIERE ENERGY, INC.
                                (Name of Issuer)

                         Common Stock, $0.003 par value
                         (Title of Class of Securities)

                                    16411R208
                                 (CUSIP Number)

                                 October 2, 2002
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

CUSIP No. 16411R208                                                 Page 2 of 10

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON         Exploration Capital Partners 2000 Limited
                                        Partnership
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               88-0451737
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          Nevada
--------------------------------------------------------------------------------
      NUMBER OF         5        SOLE VOTING POWER
        SHARES                                                                0
                        --------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                                                         809,700
                        --------------------------------------------------------
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                                                               0
                        --------------------------------------------------------
        PERSON          8        SHARED DISPOSITIVE POWER
         WITH                                                           809,700
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        809,700
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

CUSIP No. 16411R208                                                 Page 3 of 10

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON            Resource Capital Investment Corporation
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                88-0384205
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          Nevada
--------------------------------------------------------------------------------
      NUMBER OF         5        SOLE VOTING POWER
        SHARES                                                                0
                        --------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                                                         809,700
                        --------------------------------------------------------
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                                                               0
                        --------------------------------------------------------
        PERSON          8        SHARED DISPOSITIVE POWER
         WITH                                                           809,700
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        809,700
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              CO
--------------------------------------------------------------------------------

CUSIP No. 16411R208                                                 Page 4 of 10

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON                             Rule Family Trust udt
                                                               12/17/98
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            Not Applicable
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                      California
--------------------------------------------------------------------------------
      NUMBER OF         5        SOLE VOTING POWER
        SHARES                                                                0
                        --------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                                                         809,700
                        --------------------------------------------------------
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                                                               0
                        --------------------------------------------------------
        PERSON          8        SHARED DISPOSITIVE POWER
         WITH                                                           809,700
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        809,700
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------

CUSIP No. 16411R208                                                 Page 5 of 10

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON                               Arthur Richards Rule
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            Not Applicable
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                      California
--------------------------------------------------------------------------------
      NUMBER OF         5        SOLE VOTING POWER
        SHARES                                                                0
                        --------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER
       OWNED BY                                                         809,700
                        --------------------------------------------------------
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                                                               0
                        --------------------------------------------------------
        PERSON          8        SHARED DISPOSITIVE POWER
         WITH                                                           809,700
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        809,700
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

CUSIP No. 16411R208                                                 Page 6 of 10

Item 1(a).  Name of Issuer:

            Cheniere Energy, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            333 Clay Street, Suite 3400
            Houston, Texas 77002

Item 2

   (a).-(c). Name, Principal Business Address and Citizenship of Persons Filing:

            (1) Exploration Capital Partners 2000 Limited Partnership ("Exploration Capital 2000")
                  8375 West Flamingo Boulevard, Suite 200
                  Las Vegas, Nevada 89117
                  Citizenship: Nevada

            (2) Resource Capital Investment Corporation ("Resource Capital") 8375 West Flamingo Boulevard, Suite 200
                  Las Vegas, Nevada 89117
                  Citizenship: Nevada

            (3)   Rule Family Trust udt 12/17/98 (the "Trust")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: California

            (4)   Arthur Richards Rule ("Mr. Rule")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: California

Item 2(d).        Title of Class of Securities:  Common Stock, $0.003 par value

Item 2(e).        CUSIP Number:  16411R208

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                Not Applicable

CUSIP No. 16411R208                                                 Page 7 of 10

Item 4. Ownership.

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

            This Statement is filed by (i) Exploration Capital 2000, as the direct beneficial owner of 809,700 shares of Common Stock of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital 2000, by Resource Capital; (iii) by virtue of its indirect ownership and control of Exploration Capital 2000 (as owner of 90% of Resource Capital), by the Trust; and (iv) by virtue of his positions with Resource Capital and ownership interest in the Trust, as described in the following sentence, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital.

Item 5. Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8. Identification and Classification of Members of the Group.

            Not Applicable

Item 9. Notice of Dissolution of Group.

            Not Applicable

Item 10. Certification.

            By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 16411R208                                                 Page 8 of 10

                                    SIGNATURE

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2002           Exploration Capital Partners 2000 Limited
                                 Partnership

                                 By: Resource Capital Investment Corporation,
                                       its general partner

                                 By: /s/ Keith Presnell
                                    -----------------------------------------
                                     Keith Presnell, Chief Financial Officer


Date: October 11, 2002           Resource Capital Investment Corporation

                                 By: /s/ Keith Presnell
                                     -----------------------------------------
                                     Keith Presnell, Chief Financial Officer


Date: October 11, 2002           Rule Family Trust udt 12/17/98

                                 By: /s/ Keith Presnell
                                     -----------------------------------------
                                     Keith Presnell, Attorney-in-Fact for
                                        Arthur Richards Rule, Trustee


Date: October 11, 2002           Arthur Richards Rule, individually

                                  By: /s/ Keith Presnell
                                     -----------------------------------------
                                      Keith Presnell, Attorney-in-Fact